Exhibit 10.22

August 8, 2007

Mr. Chris Hines
26 Victoria Drive
Rowlett, TX 75088

Dear Chris:

Thank you for talking with us to discuss our career opportunities at Celadon Trucking Service, Inc.  We are pleased to offer you the position of President of Celadon Group, Inc. ("Celadon" or the "Company").  You will report to me.

As we discussed, this position will be responsible for the operations, sales and marketing, and recruiting functions of the Company.  The following is a general outline of the compensation and benefits you will receive at Celadon.

Base Pay:  Your base pay will be at a rate of $250,000 annually, subject to review and approval by the Compensation and Nominating Committee ("Compensation Committee") of the Board of Directors of the Company.  You will be paid every other Friday one week in the arrears.  You will be classified as a regular, full-time, exempt employee.

Stock Options:  Celadon will also grant you 100,000 stock options as of the date approved by the Compensation Committee that will expire in ten (10) years and will vest at ten percent (10%) per year upon each of the first five (5) anniversaries of the grant date and the remaining fifty percent (50%) will vest upon the sixth (6th) anniversary of the grant date.  The strike price will be determined pursuant to the Company’s 2006 Omnibus Incentive Plan and the grant will be subject thereto.

Vacation:  You will be eligible for two (2) weeks vacation on the date of hire.

Company Car:  Celadon will provide you with a late model luxury sedan as a Company car.  All costs for the vehicle will be paid for by the Company.

Group Benefits:  Please refer to the attached summary of benefits for employees of Celadon.  This will summarize information about group medical, prescription drug card, dental, vision, group life, vacation pay, holiday pay, sick pay, long term disability, and 401(k) benefits we offer our employees.

Office and Business Expenses:  You will work from the Company’s headquarters in Indianapolis, Indiana.  The Company will provide you an office/workspace, laptop computer, cellular phone, facsimile, and other equipment as required for you to perform the functions of your job.

Living Expenses:  Celadon will reimburse you for your temporary living expenses for six (6) months.

Relocation Expenses:  Celadon will pay $50,000 for your moving expenses to move from Texas to Indianapolis, Indiana.

Board Resignation:  You have resigned from Celadon’s Board of Directors and all Board Committees of which you were a member, effective July 25, 2007.

Board Cash Payment:  Celadon will pay you your Board and Board Committee compensation through June 30, 2007.

Board Restricted Stock Grants:  Celadon will issue to you seventy-five percent (75%) (2,040 shares) of the Restricted Stock Grants that were awarded to you in January, 2007 as a Director of the Company.  The certificate evidencing such shares will be issued to you by September 4, 2007.

Confidentiality and Proprietary Information Agreement:  During your employment and upon your separation from the Company for any reason, you agree that all of the technological innovation, trademarks, trade names, copyrights, customer lists, marketing programs, service programs, software programs, trade secrets, and other proprietary rights used or developed in Celadon’s business shall belong to and remain property of Celadon and that you shall have no right thereto.  You acknowledge that the proprietary information constitutes valuable, unique, proprietary and confidential property of Celadon.  You agree that you will not divulge or otherwise disclose, directly or indirectly, any proprietary information during employment or at any time thereafter while such information remains proprietary or confidential.  Upon termination of employment for any reason you agree to immediately return to Celadon all materials or information concerning Celadon regardless of their nature.  You also agree that you will not pursue or provide current Celadon customers on business that Celadon currently services (for example, traffic lanes) for a period of two years.

This offer is contingent upon your passing the standard pre-employment drug screening.  This letter is not intended to and does not create a contract of any kind or constitute a guarantee of employment.  The Company expects all of its employees to meet minimum performance standards and failure to meet expectations can result in employee disciplinary action up to and including termination.  This letter is intended to be only a summary and not a complete list of your benefits at Celadon.  Upon your employment at Celadon, you will receive a copy of our employee handbook that will serve as a resource for answering questions you may have regarding our organization, its policies and your employment.

It is the sincere desire of our entire management team that you will enthusiastically commit your future to Celadon as we start this next important phase of our Company’s success.  If you have any questions after reviewing this information, please feel free to contact me.  Please acknowledge your acceptance and understanding of our offer as provided below and return a copy to my attention as soon as possible.  We look forward to receiving your acceptance and you joining the Celadon team!

Sincerely,

CELADON GROUP, INC.	Accepted by:

/s/ Stephen Russell	/s/ Chris Hines	August 8, 2007
Stephen Russell	Chris Hines	Date
Chief Executive Officer & Chairman of the Board